SCHEDULE 14A
                            (Rule 14a-101)
                INFORMATION REQUIRED IN PROXY STATEMENT
                       SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the
                 Securities and Exchange Act of 1934

Filed by the Registrant  [ X  ]
Filed by a Party other than the Registrant  [    ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                   RESEARCH FRONTIERS INCORPORATED
        (Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fees paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                    June 14, 2001


To the Stockholders of Research Frontiers Incorporated:

     Notice is hereby given that the Annual Meeting of Stockholders of Research Frontiers Incorporated (the "Company") will be held at the Fox Hollow Inn, 7725 Jericho Turnpike, Woodbury, New York 11797, on June 14, 2001 at 11:00 A.M., local time, for the following purposes:

     1.  To elect one Class II director;

     2. To ratify the selection of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 2001;

     3. To adopt an amendment to the Research Frontiers Incorporated 1998 Stock Option Plan which has been approved by the Board of Directors of the Company to increase the number of shares which may be issued upon the exercise of options and other awards granted under the 1998 Stock Option Plan by 600,000 shares of Common Stock of the Company; and

     4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on April 18, 2001 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournments thereof.

     Management requests all stockholders to sign and date the enclosed form of proxy and return it in the postage paid, self-addressed envelope provided for your convenience. Please do this whether or not you plan to attend the meeting. Should you attend, you may, if you wish, withdraw your proxy and vote your shares in person.

                            By Order of the Board of Directors,


                            VICTOR F. KEEN, Secretary

Woodbury, New York
April 30, 2001

        RESEARCH FRONTIERS INCORPORATED

                         PROXY STATEMENT

        ANNUAL MEETING OF STOCKHOLDERS
                   To be held Thursday, June 14, 2001


     This Proxy Statement is furnished by the Board of Directors of Research Frontiers Incorporated (the "Company") in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders which will be held at the Fox Hollow Inn, 7725 Jericho Turnpike, Woodbury, New York 11797, on June 14, 2001, at 11:00 A.M., local time, and all adjournments thereof.

     Any stockholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by written notice to the Company, Attention: Secretary, by execution of a subsequent proxy or by attendance and voting in person at the Annual Meeting of Stockholders. Attendance at the meeting will not automatically revoke the proxy. All shares represented by effective proxies will be voted at the Annual
Meeting of Stockholders, or at any adjournment thereof. Unless otherwise specified in the proxy, shares represented by proxies will be voted (i) for the election of the nominee for director listed below, (ii) for the ratification of the selection of the independent auditors, and (iii) for adoption of the proposed amendment to the Company's 1998 Stock Option Plan. The cost of proxy solicitations will be borne by the Company. In addition to solicitations of proxies by use of the mails, some officers or employees of the Company, without additional remuneration, may solicit proxies personally or by telephone. The Company will also request brokers, dealers, banks and their nominees to solicit proxies from their clients, where appropriate, and will reimburse them for reasonable expenses related thereto.

     The Company's executive offices are located at 240
Crossways Park Drive, Woodbury, New York 11797-2033. On or about April 30, 2001 this Proxy Statement and the accompanying form of proxy together with a copy of the Annual Report of the Company for the year ended December 31, 2000, including financial statements, are to be mailed to each stockholder of record at the close of business on April 18, 2001.

                        VOTING SECURITIES

     Only stockholders of record at the close of business on April 18, 2001 are entitled to vote at the meeting. As of April 18, 2001, the Company had issued and outstanding and entitled to vote 12,033,083 shares of common stock, par value $0.0001 per share
(the "Common Stock"), the Company's only class of voting securities outstanding. Each share of Common Stock entitles the holder thereof to one vote. The majority of all the outstanding shares of Common Stock will constitute a quorum at the meeting.
A shareholder voting either in person or through a proxy who abstains with respect to a matter being voted upon is considered to be present and entitled to vote on such matter at the meeting, and is in effect a negative vote upon such matter, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on a matter shall not be considered present and entitled to vote on the matter.

     The following table sets forth certain information with respect to those persons or groups known to the Company who beneficially own more than 5% of the Company's Common Stock, and for all directors and executive officers of the Company individually and as a group.


                                            Total               Exercisable
Name of                             Beneficial         Warrants       Percent
Beneficial Owner             Ownership(1)  and Options  of Class

Robert L. Saxe . . . . . . . . .      1,433,992(2)    922,725     11.07
  19 East 80th Street
  New York, NY  10021
Joseph M. Harary . . . . . . .       525,074(3)     477,200       4.20
Bernard D. Gold. . . . . . . . .      503,988(4)     165,625       4.13
Robert M. Budin. . . . . . . . .      187,932(5)     158,875       1.54
All directors and officers
 as a group (4 persons). .  2,650,986(6)  1,724,425     19.27

(1) All information is as of April 18, 2001 and was determined in accordance with Rule 13d-3 under the Securities Exchange
  Act of 1934 based upon information furnished by the persons listed or contained in filings made by them with the Securities and Exchange Commission or otherwise known to the
Company. Unless otherwise indicated, beneficial ownership disclosed consists of sole voting and dispositive power.
Shares of Common Stock of the Company acquired by officers, directors and employees through the exercise of stock options or otherwise are subject to restrictions on their transfer, including restrictions imposed by applicable securities laws, as well as additional restrictions imposed by the Company in accordance with written agreements and policy statements.

    (2) Includes (i) 1,687 shares of Common Stock owned by Mr. Saxe's wife, Marie Saxe; (ii) 70,136 shares owned by a trust u/w Leonard S. Saxe for which Mr. Saxe serves as a co-trustee, and has a beneficial interest in one-half of the income from such trust; and (iii) 11,250 shares of Common Stock owned by a trust for the children of the late George Backer and certain others for which Mr. Saxe serves as sole trustee. Mr. Saxe disclaims beneficial ownership to all securities described in items (i) and (iii) above.

    (3) Includes 500 shares of Common Stock owned by Mr.
    Harary's minor children, as to which shares Mr. Harary disclaims beneficial ownership.

    (4) Includes (i) 49,217 shares of Common Stock owned by Denise Gold, Dr. Gold's wife; and (ii) 6,187 shares of Common Stock which Dr. Gold owns jointly with his wife. Dr. Gold disclaims beneficial ownership to all securities owned by his wife.

    (5) Includes 712 shares of Common Stock owned by McLafs Jr.
    Investment Club over which Mr. Budin has the sole dispositive power.

    (6) Includes the securities described above in footnotes (2) through (5).

                      ELECTION OF DIRECTORS
                                     (Item 1)

    Pursuant to the Company's By-Laws, four Directors constitute the entire Board of Directors of the Company. The
Board of Directors is divided into three classes, as nearly equal in number as possible. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The term of office of the director in Class II expires at the 2001 Annual Meeting of Stockholders. The Board of Directors proposes that the nominee described below be elected to hold office for a three-year term expiring at the 2004 Annual Meeting of Stockholders, and until the election and qualification of his respective successor. If no other choice is specified in the accompanying proxy, the persons named therein have advised management that it is their present intention to vote the proxy for the election of the nominee set forth below. Each of the members of the Board of Directors of the Company, including the nominee listed below, is presently a director of the Company, and was elected to such office by the stockholders of the Company. Should any nominee become unable to accept nomination or election, it is intended that the persons named in the accompanying proxy will vote for the election of such other person as management may recommend in the place of such nominee. There is no indication at present that the nominee will be unable to accept nomination.

    The following biographical information is provided with respect to each director:

                  Director Standing for Election

Bernard D. Gold

Dr. Gold, age 69, has been a director of the Company since June 1991. Dr. Gold has been an oral and maxillofacial surgeon in private practice since 1960, and retired from his practice in 1994. He is also an assistant professor of oral surgery at Columbia University School of Dental and Oral Surgery in New York, New
York, and retired in 1993 as the director of oral and maxillofacial surgery at Kings County Hospital Center in Brooklyn, New York.

                  Directors Continuing in Office

Class I - Term Expires at the 2003 Annual Meeting of Stockholders

Joseph M. Harary

Mr. Harary, age 40, became Vice President and General Counsel to the Company in April 1992 and has been a director of the
Company since February 1993.   In December 1999, Mr. Harary
was promoted to the position of Executive Vice President and General Counsel. Mr. Harary has been counsel to the law firm of Eiseman, Levine, Lehrhaupt & Kakoyiannis, New York, New
York, since 1992. Mr. Harary was associated with the law firm of Howard, Darby & Levin from 1990 to 1992, and with the law firm of Kronish, Lieb, Weiner & Hellman from 1986 to 1990. Mr.
Harary graduated Summa Cum Laude from Columbia College in
1983 with an A.B. degree in economics, and received a Juris Doctor degree from Columbia Law School in 1986. Prior to attending law school, Mr. Harary was an economist with the Federal Reserve Bank of New York.

Class III - Term to Expire at the 2002 Annual Meeting of  Stockholders

Robert L. Saxe

Mr. Saxe, age 65, is a founder of the Company and has been Chairman of the Board of Directors of the Company since its inception in 1965, and President and Treasurer since October 1966. He graduated from Harvard College in 1956 with an A.B. degree, Cum Laude in General Studies (with a major in physics). Mr. Saxe also received an M.B.A. degree from Harvard Business School in 1960.

Robert M. Budin

Mr. Budin, age 68, has been a director of the Company since 1987. Mr. Budin was a Senior Vice President of Harold C. Brown & Co., Inc. until his retirement in 1990. Mr. Budin was a stockbroker and had been employed at Harold C. Brown & Co., Inc. since 1963.

    The Board of Directors has an Audit Committee and
Executive Committee, but does not have a nominating or compensation committee. The Board of Directors' Executive Committee is composed of Robert L. Saxe, Joseph M. Harary and Robert M. Budin. Robert M. Budin and Bernard D. Gold served on the Audit Committee in 2000. The Audit Committee reviews and reports to the Board of Directors with respect to various auditing and accounting matters, including the nomination of the Company's independent public accountants, the scope of audit procedures, general accounting policy matters, and the performance of the Company's independent public accountants. During 2000, the Company's Board of Directors met four times and acted by written consent once, and the Board's Audit Committee met four times. No incumbent director failed to attend any meetings of the Board of Directors during 2000. Biographical information for the Company's executive officers, Robert L. Saxe and Joseph M. Harary, is provided above.

    The Board of Directors recommends a vote FOR election of the nominee listed above and it is intended that proxies not marked to the contrary will be so voted. Election of such nominee requires the affirmative vote of the holders of a plurality of the shares of the Company's Common Stock present, or represented, and entitled to vote at the Annual Meeting.

        INDEPENDENT PUBLIC ACCOUNTANTS
                                      (Item 2)

    The Board of Directors has appointed the firm of KPMG LLP to serve as independent auditors for the fiscal year ending December 31, 2001. KPMG LLP has served as the Company's independent auditors for many years and is considered by management to be well-qualified. Fees for the last annual audit were approximately $40,000, and all other fees (as a result of tax consultation) were approximately $10,500. The Company's Audit Committee has considered and concluded that KPMG LLP's provision of these non-audit services was compatible with the auditors' independence. Representatives of KPMG LLP are expected to attend the meeting, will have the opportunity to make a statement should they desire to do so, and are expected to be available to respond to appropriate questions. The Board of Directors unanimously recommends a vote FOR ratification of the selection of the accounting firm of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 2001. The ratification requires a majority vote of those shares of Common Stock represented and eligible to vote at the 2001 Annual Meeting of Stockholders.

                      Audit Committee Report

    The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

    During fiscal 2000, the Audit Committee of the Board of Directors developed a written charter for the Committee that was approved by the Board of Directors. The complete text of the charter is reproduced in the appendix to this Proxy Statement.

    The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. Management is responsible for the Company's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards and to issue a report thereon. As set forth in more detail in the charter, the Audit Committee's responsibility is to monitor and oversee the processes.

    In connection with these responsibilities, the Audit Committee met with management and the Company's independent auditors, KPMG LLP, to review and discuss all financial statements included in the Company's quarterly and annual reports for the fiscal year ended December 31, 2000 (the "Financial Statements") prior to their issuance and to discuss significant accounting issues. Management has advised us that the Financial Statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the Financial Statements with both management and the independent auditors.
Our review included discussions with the independent auditors of matters required to be discussed by the Statement on Auditing Standards No. 61 (communication with Audit Committees).

    The Audit Committee also received written disclosures from the independent accountants required by Independence Standards
Board Standard No. 1 (Independence Discussions with Audit
Committees), and the Audit Committee discussed with the independent accountants that firm's independence.

    Finally, the Audit Committee continued to monitor the integrity of the Company's financial reporting processes and its internal procedures and controls.

    Based upon the Audit Committee's discussions with management and the independent accountants and the Audit Committee's review of the representations of management and the independent accountants, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission.

                             Members of the Audit Committee


                             Robert M. Budin (Chairman)
                             Bernard D. Gold

ADOPTION OF AMENDMENT TO 1998 STOCK OPTION PLAN
                                              (Item 3)

    On June 11, 1998, the stockholders of the Company adopted a stock option plan entitled the "1998 Stock Option Plan" (the
"1998 Plan") which provides for the granting of both incentive stock options at the fair market value at the date of grant and nonqualified stock options at or below the fair market value at the date of grant to employees or non-employees who, in the determination of the Board of Directors, have made or may make significant contributions to the Company in the future. The
Company may also award stock appreciation rights or restricted stock under this plan. The purpose of the 1998 Plan is to afford an incentive to executive officers, other employees and non-employee directors and consultants of the Company to acquire a proprietary interest in the Company, to continue as employees or non-employee directors (as the case may be), to increase their efforts on behalf of the Company and to promote the success of the Company's business. To further such purposes, stock options, stock appreciation rights and restricted stock may be granted pursuant to the 1998 Plan. The Board of Directors believes that the granting of stock options under the 1998 Plan will promote continuity of management, help attract new employees, and encourage employees, directors and officers, to increase their stock ownership in the Company and give an increased incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out the long range plans of the Company and securing its continued growth, development and financial success.

    Currently awards for only 12,872 shares of common stock were available for issuance under the Company's stock option plans. Additional shares of Common Stock must be available for issuance under the 1998 Plan if the 1998 Plan is going to continue to be a meaningful way to attract and retain key personnel of the Company and accomplish the other purposes set forth above. The proposed amendment to the 1998 Plan would add an additional 600,000 shares to the 1998 Plan, which represents less than 5% of the outstanding common stock as of the record date.

      FEDERAL INCOME TAX ASPECTS OF AWARDS
                           UNDER THE 1998 PLAN

    The following is a brief summary of the federal income tax consequences of awards made under the 1998 Plan based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive, and does not describe state or local tax consequences.

Incentive Stock Options. No regular taxable income is realized by the participant upon the grant or exercise of an incentive stock option ("ISO"). However, a tax preference item under the Alternative Minimum Tax would be generated upon exercise of the ISO. If a participant does not sell the stock received upon the exercise of an ISO ("ISO Shares") for at least two years from the date of grant and within one year from the date of exercise, when the shares are sold any gain (loss) realized will be long term or short term capital gain (loss) depending upon the actual holding period. In such circumstances, no deduction will be allowed to the Company for federal income tax purposes. If ISO Shares are disposed of prior to the expiration of either of the holding periods described above, the participant generally will realize ordinary income at that time equal to the excess, if any, of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the price paid for such ISO Shares. The Company will be entitled to deduct any such recognized amount. Any further gain or loss realized by the participant will be taxed as short term or long term capital gain or loss. Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the participant's employment, the option will generally be taxed as a non-qualified stock option.

Non-Qualified Stock Options. No income is realized by the participant at the time a non-qualified stock option is granted. Generally upon exercise of a non-qualified stock option, the participant will realize ordinary income in an amount equal to the difference between the price paid for the shares and the fair market value of the shares on the date of exercise. The Company will be entitled to a tax deduction in the same amount. Any appreciation
(or depreciation) after the date of exercise will be either short term or long term capital gain (or loss), depending upon the length of time that the participant has held the shares.

Stock Appreciation Rights. No income will be realized by a participant in connection with the grant of an SAR. When the SAR is exercised, the participant will generally be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash and/or the fair market value of any shares received. The Company will be entitled to a deduction at the time and in the amount included in the participant's income by reason of the exercise. If the participant receives common stock upon exercise of an SAR, the post-exercise appreciation or depreciation will be treated in the same manner discussed above under Non-Qualified Stock Options.

Restricted Stock. A participant receiving restricted stock generally will recognize ordinary income in the amount of the fair market value of the restricted stock at the time the stock is no longer subject to forfeiture, less any consideration paid for the stock. The Company will be entitled to a deduction at the same time and in the same amount. The holding period to determine whether the participant has long term or short term capital gain or loss on a subsequent sale generally begins when the stock is no longer subject to forfeiture, and the participant's tax basis for such shares will generally equal the fair market value of such shares on such date. However, a participant may elect, under Section 83(b) of the Internal Revenue Code, within 30 days of the grant of the stock, to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the shares of restricted stock (determined without regard to the restrictions) over the purchase price of the restricted stock. By reason of such an election, the participant's holding period will commence on the date of grant and the participant's tax basis will be equal to the fair market value of the shares on that date (determined without regard to restrictions). Likewise, the Company generally will be entitled to a deduction at that time in the amount that is taxable as ordinary income to the participant. If shares are forfeited after making such an election, the participant will be entitled to a deduction, refund, or loss for tax purposes only in an amount equal to the purchase price of the forfeited shares regardless of whether he made a
Section 83(b) election.

    The Board of Directors recommends a vote FOR approval of the amendment to the 1998 Plan and it is intended that proxies not marked to the contrary will be so voted. Approval of the amendment to the 1998 Plan requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present, or represented, and entitled to vote at the Annual Meeting.

                      EXECUTIVE COMPENSATION

    The following table sets forth information regarding all cash compensation paid by the Company and stock options granted during the fiscal years indicated to Robert L. Saxe, the Company's chief executive officer, and to each of the Company's executive officers during the past fiscal year.


Name of Executive and                         Other Annual      Number of Stock
Principal Positions       Year   Salary  Compensation(1)Options Awarded
Robert L. Saxe,              2000  $370,000  $ 465,615                    96,000
Director, Chairman of   1999  $333,621  $   34,618                  240,000
the Board, President     1998  $322,911  $ 101,006                 240,000
and Treasurer

Joseph M. Harary,          2000  $275,000   $366,154                  56,000
Director, Executive Vice 1999  $252,342   $  43,665                130,000
President and General  1998  $230,319  $109,905                166,500
Counsel and Assistant Secretary

(1) Consists of the payment of accrued but unused vacation, and a performance bonus which was paid during 1998, 1999 and 2000.

                 Report on Executive Compensation

    The compensation of executive officers of the Company, including the Company's chief executive officer, is determined by the Company's entire Board of Directors whose names are listed below at the end of this report. The salaries of all executive officers are reviewed at least twice annually by the Board. Numerous factors are reviewed in determining compensation levels. These factors include: the compensation levels of executive officers with comparable experience and qualifications, compensation levels at comparable companies, individual and Company performance, past compensation levels, years of service, performance of the Company's stock, and other relevant considerations. The Company's goal is to set salary levels somewhat below those received by executives at other companies with comparable experience and qualifications, and to supplement such compensation with the grant of stock options and performance-based bonuses. This approach is designed to more closely align total executive compensation with the long-term performance of the Company and enable all employees of the Company to participate in the Company's growth. Through ownership of stock options, the executive is rewarded if the Company's stockholders receive the benefit of appreciation of the price of the Company's Common Stock. Because the Company believes that its success is dependent upon the coordinated efforts of all of its employees, and that teamwork is essential in further developing the Company's technology and meeting the expectations of the Company's licensees and stockholders, all current employees of the Company were granted stock options since the beginning of the past fiscal year.

    In December 1999, the Company's Board of Directors approved a performance bonus plan which provides for a bonus to be paid on July 1, 2000 and January 1, 2001 equal to 1% of the increase, if any, in the Company's market value during the first and second halves of 2000. Bonuses are capped at a recipient's salary in the case of employees of the Company, and are currently capped at $56,100 in the case of non-employee directors of the Company. The expense recorded in connection with this bonus plan was $755,000 during 2000. In December 2000, the Company's Board of Directors approved a similar bonus plan for 2001.

    The Board of Directors and the stockholders have adopted two stock option plans which remain in effect. The purpose of these stock option plans is to attract key employees, officers and directors and to encourage their continued employment and services and their increased stock ownership in the Company. The Board of Directors believes that the granting of stock options under these stock option plans will promote continuity of management, and will result in the increased incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out the long range plans of the Company and securing its continued growth, development and financial success. Currently awards for 12,872 shares of common stock were available for issuance under the Company's stock option plans. If any options expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto will again be available for issuance under these stock option plans.

    The Company's stock option plans are administered by a committee of at least two directors who are not officers and employees of the Company (the "Administrators"). Currently the Administrators consist of Mr. Budin and Dr. Gold, who serve as members of the Company's Stock Option Committee. Options which qualify as Incentive Stock Options ("ISO's") under the Internal Revenue Code of 1986, as amended (the "Code"), and non-qualifying options ("NQSO's") may be issued under the Company's 1992 Stock Option Plan and the Company's 1998
Stock Option Plan. Also stock appreciation rights and restricted stock may be awarded under the Company's 1998 Stock Option
Plan, although there have been no awards of stock appreciation rights and restricted stock under such plan to date. The number of options to be granted under these stock option plans are determined by the Administrators in their discretion.

    The purchase price of Common Stock subject to each option issued under these stock option plans will be determined by the Board of Directors or the Administrators, as the case may be, but in the case of an ISO may not be less than (i) the fair market value of the Common Stock subject to the option on the date of grant or
(ii) in the case of an option granted to an employee who, at the time the option is granted, owns (within the meaning of the Code) more than 10% of the total combined voting power of all classes of stock of the Company, 110% of the fair market value of the Common Stock subject to the option on the date of grant. Options under these stock option plans may be exercised in the manner and at such times fixed by the Board of Directors, but may not be exercised for a term of more than 10 years, or for a term of five years in the case of an employee who, at the time an ISO is granted, owns (within the meaning of the Code) more than 10% of the total combined voting power of all classes of stock of the Company. In no event may ISO's exercisable for stock having an aggregate fair market value of $100,000 (together with all ISO's granted under any other stock option) be granted which first become exercisable in any one calendar year. Options are not transferable except by will or intestacy on the death of the optionee. In general, ISOs terminate when an optionee ceases to be employed by the Company or within a specified period after the termination of such employment depending upon the reason for such termination.

                             BOARD OF DIRECTORS:
                             Robert M. Budin
                             Bernard D. Gold
                             Joseph M. Harary
                             Robert L. Saxe

Employment Arrangements

    The Company entered into an employment agreement with Mr. Robert L. Saxe which automatically renews itself for successive one-year terms unless either the Company or Mr. Saxe gives the other at least 90 days prior written notice of the intention not to renew the employment agreement. Pursuant to that agreement, Mr. Saxe received an annual base salary from the Company of $370,000 during 2000 and will receive an annual base salary of $377,400 through December 31, 2001. The Board of
Directors may, in its discretion, authorize a higher salary for Mr. Saxe. Pursuant to his employment agreement, Mr. Saxe has agreed not to compete with the Company for a period of two years following the termination of his employment thereunder. The
Company maintains key-man life insurance on the life of Mr. Saxe in the amount of $500,000.

                  Stock Options Granted in 2000

     The following table sets forth information regarding all grants of options to the individuals named in the executive compensation table appearing on page 8 during the fiscal year ended December
31, 2000, and the potential realizable value of such options using a 5% and 10% assumed annual rate of appreciation in the price of the Company's Common Stock. The particular assumed annual rates of stock price appreciation used in this table are specified under the rules and regulations of the Securities and Exchange Commission and are not necessarily indicative of future stock price performance or the Company's projections thereof. Over a ten-year option term, the corresponding increase in the Company's market capitalization over the same period would be (a)
$133,208,971 with an assumed 5% annual rate of stock appreciation, and (b) $337,577,687 with an assumed 10% annual rate of stock appreciation. None of the options listed below for each of Mr. Saxe and Mr. Harary were exercisable during 2000 and only became exercisable on January 1, 2001.

                          Percent                           Potential Realizable
                          of Total                            Value at Assumed
                          Options                              Annual Rates of
                          Granted                                 Stock Price
                 Number of  to      Exercise                   Appreciation for
                  Options  Employees Price     Expiration         Term of Option
Name    Granted  in 2000   Per Share Date        5% ($)     10% ($)

R. Saxe  48,000   23.02%  $14.46875 October 11,2010 $436,767   $1,106,854
R. Saxe  48,000  23.02%   $19.00000 December14,2010 $573,552 $1,453,493
J. Harary 28,000  13.43%   $14.46875 October 11,2010   $254,781  $   645,665
J. Harary 28,000  13.43%   $19.00000 December 14,2010 $334,572 $  847,871

      Stock Options Exercised in 2000 and Year-End Option Values

     The following table sets forth information regarding all
exercises of options by the individuals named in the executive compensation table appearing on page 8 during the fiscal year ended December 31, 2000 and the value of options realized upon exercise, and of unexercised options held by such persons on
December 31, 2000, measured in terms of the average trading price of the Company's Common Stock on the date of exercise and on the last trading day of the year, respectively.  A total of 1,653,001 stock options issued by the Company were exercisable at year-end.
                                  Number of           Value of Exerci-
                                   Exercisable       sable In-the-Money
                 Number of               Options which         Options which
          Shares Acquired  Value    Remain Unexercised  Remain Unexercised
Name         on Exercise    Realized  at Dec. 31,2000     at Dec. 31, 2000

R. Saxe             --       $               --       826,725        $ 7,930,769
J. Harary  48,687      $ 1,136,678      421,200        $ 3,953,894

                     Stock Price Performance

     The following table sets forth the range of the high and low selling prices (as provided by the National Association of Securities Dealers) of the Company's common stock for each quarterly period within the past two fiscal years:

          Quarter Ended                            Low            High
          March 31, 1999                          6.7500        11.0000
          June 30, 1999                            6.8750        10.0000
          September 30, 1999                 9.0625        13.5625
          December 31, 1999                  8.5000        15.4375
          March 31, 2000                        14.6250        40.0000
          June 30, 2000                            9.6875         32.0000
          September 30, 2000               14.7500        31.7500
          December 31, 2000                13.7500        22.4375

                    These quotations may reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.



     The following graph compares the total returns (assuming reinvestment of dividends) on $100 invested on December 31, 1995 in the Company's Common Stock (REFR), the NASDAQ
Composite (U.S.) Stock Index, and the NASDAQ Electronic
Component Stock Index. The stock price performance shown on the graph below reflects historical data provided by the National Association of Securities Dealers, Inc. and is not necessarily indicative of future price performance.

[graph with the following data points]

Date      Index       Index     Index
       U.S. NASDAQ Electronics REFR Ask

12/29/95  $100.00   $100.00   $100.00
01/31/96  $100.50   $99.96    $106.25
02/29/96  $104.33   $104.30   $97.50
03/29/96  $104.68   $99.38    $91.25
04/30/96  $113.35   $116.42   $100.00
05/31/96  $118.55   $123.63   $97.50
06/28/96  $113.21   $113.57   $78.75
07/31/96  $103.14   $110.04   $77.50
08/30/96  $108.93   $118.03   $86.25
09/30/96  $117.25   $137.71   $90.00
10/31/96  $115.94   $147.93   $76.25
11/29/96  $123.13   $171.60   $78.75
12/31/96  $123.03   $173.20   $77.50
01/31/97  $131.76   $206.16   $85.00
02/28/97  $124.46   $182.30   $66.25
03/31/97  $116.35   $174.53   $61.25
04/30/97  $119.97   $189.15   $61.25
05/30/97  $133.56   $195.47   $62.50
06/30/97  $137.67   $186.59   $61.25
07/31/97  $152.17   $234.21   $86.25
08/29/97  $151.95   $239.78   $102.50
09/30/97  $160.95   $242.21   $98.75
10/31/97  $152.57   $202.60   $90.00
11/28/97  $153.37   $201.66   $83.75
12/31/97  $150.68   $181.57   $76.25
01/30/98  $155.45   $202.12   $67.50
02/27/98  $170.06   $224.80   $92.50
03/31/98  $176.35   $199.79   $80.00
04/30/98  $179.33   $210.12   $71.25
05/29/98  $169.36   $183.08   $70.00
06/30/98  $181.20   $184.79   $63.13
07/31/98  $179.08   $200.22   $60.00
08/31/98  $143.58   $164.56   $61.56
09/30/98  $163.49   $192.83   $69.38
10/30/98  $170.68   $209.09   $65.94
11/30/98  $188.03   $249.96   $74.38
12/31/98  $212.46   $280.49   $105.00
01/29/99  $243.30   $325.83   $95.00
02/26/99  $221.51   $279.58   $80.63
03/31/98  $238.27   $288.26   $71.25
04/30/98  $245.95   $304.87   $93.13
05/31/99  $239.13   $284.44   $89.38
06/30/99  $260.65   $328.36   $96.88
07/30/99  $255.95   $362.11   $96.25
08/31/99  $266.77   $417.65   $126.25
09/30/99  $267.14   $391.89   $100.00
10/29/99  $288.54   $428.25   $100.63
11/30/99  $323.64   $457.94   $98.13
12/31/99  $394.82   $521.64   $148.13
01/31/00  $380.21   $604.52   $265.00
02/29/00  $452.48   $795.02   $349.38
03/31/00  $443.17   $834.54   $295.00
04/28/00  $372.76   $771.90   $192.50
05/31/00  $327.79   $705.32   $201.87
06/30/00  $385.31   $817.53   $300.00
07/31/00  $364.43   $805.48   $264.38
08/31/00  $407.49   $913.79   $191.25
09/29/00  $354.54   $688.12   $191.88
10/31/00  $325.33   $649.46   $192.50
11/30/00  $250.82   $494.99   $159.38
12/29/00  $237.37   $427.91   $175.00

                       CERTAIN TRANSACTIONS

     The following is a description of any transactions involving indebtedness of management to the Company which exceeded
$60,000 during 2000.  In1994, 1996 and 1997, the Company made loans to its officers. As of December 31, 2000, the outstanding principal amount of loans made to Robert L. Saxe, the President and Chairman of the Company, was $20,461, and the outstanding principal amount of loans made to Joseph M. Harary, the Company's Executive Vice President, was $132,500. Each of the aforementioned loans relate to the purchase of Common Stock of the Company, are collateralized by the pledge of shares of Common Stock of the Company, may be prepaid in part or in full without notice or penalty, are represented by a promissory note which bears interest at a rate per annum equal to the broker call rate in effect on the first day of each calendar quarter, and permit repayment of the loan in cash or by delivery of securities of the Company having a fair market value equal to the balance of the loan outstanding.

                    2002 STOCKHOLDER PROPOSALS

     Any stockholder who intends to present a proposal for action at the Company's 2002 Annual Meeting of Stockholders, must comply with and meet the requirements of the Company's By-
Laws and of Rule 14a-8 of the Securities and Exchange
Commission. Rule 14a-8 requires, among other things, that any proposal be received by the Company at its principal executive office, 240 Crossways Park Drive, Woodbury, New York 11797,
Attention: General Counsel, by December 31, 2001.

SECTION 16(a)  BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file by these dates. All of these filing requirements were satisfied on a timely basis. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the Commission.

                    GENERAL AND OTHER MATTERS

     Management knows of no matter other than the matters described above which will be presented to the meeting. However, if any other matters properly come before the meeting, or any of its adjournments, the person or persons voting the proxies will vote them in accordance with his, her or their best judgment on such matters.

                         By Order of the Board of Directors

                         VICTOR F. KEEN
                         Secretary

Woodbury, New York
April 30, 2001

     THE COMPANY WILL PROVIDE WITHOUT CHARGE A
COPY OF THE COMPANY'S ANNUAL REPORT ON FORM
10-K FOR THE YEAR ENDED DECEMBER 31, 2000,
INCLUDING FINANCIAL STATEMENTS AND ANY
SCHEDULES THERETO (EXCEPT EXHIBITS), TO EACH OF
THE COMPANY'S STOCKHOLDERS, UPON RECEIPT OF A
WRITTEN REQUEST THEREFOR MAILED TO THE
COMPANY'S OFFICES, ATTENTION: ASSISTANT
SECRETARY. REQUESTS FROM BENEFICIAL
STOCKHOLDERS MUST SET FORTH A REPRESENTATION
AS TO SUCH OWNERSHIP ON APRIL 18, 2001.

             APPENDIX TO PROXY STATEMENT

                 Charter of the Audit Committee
                   of the Board of Directors
               of Research Frontiers Incorporated


I.  Audit Committee Purpose

    The Audit Committee is appointed by the Board of Directors to assist the Board of Directors in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

     o Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

      o Monitor the independence and performance of the Company's independent auditors and internal auditing department.

      o Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

    The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. Audit Committee Composition and Meetings

    Audit Committee members shall meet the requirements of applicable laws and regulations. The members of the Audit Committee shall be determined by the Board of Directors, each of whom shall be independent non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Audit Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Audit Committee shall have accounting or related financial management expertise.

    Audit Committee members shall be appointed by the Board of Directors. If an audit committee Chairman is not designated or present, the members of the Audit Committee may designate a Chairman by majority vote of the Audit
    Committee membership.

    The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chairman shall prepare and/or approve an agenda in advance of each meeting. The Audit Committee should meet privately in executive session at least annually with management, the director of the internal auditing department, the independent auditors, and as a committee to discuss any matters that the Audit Committee or each of these groups believe should be discussed. In addition, the Audit Committee, or at least its Chairman, should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors limited review procedures.

III. Audit Committee Responsibilities and Duties

    Review Procedures

      1. Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

      2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

      3. In consultation with the management, the independent auditors, and the internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management's responses.

      4. Review with financial management and the independent auditors the company's quarterly financial results prior to the release of earnings and/or the company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 9) . The Chairman of the Audit Committee may represent the entire Audit Committee for purposes of this review.

      Independent Auditors

      5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit
      Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

      6. Approve the fees and other significant compensation to be paid to the independent auditors.

      7. On an annual basis, the Audit Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

      8. Review the independent auditors audit plan - discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

      9. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

      10. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

      Legal Compliance

      11. On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

      Other Audit Committee Responsibilities

      12. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

      13. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Audit
      Committee or the Board of Directors deems necessary or appropriate.

      14. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

      15. Periodically review this Charter and recommend revisions hereto to the Corporation's Board of Directors.

                          [PROXY CARD - FRONT]

       PROXY         RESEARCH FRONTIERS INCORPORATED
        240 Crossways Park Drive, Woodbury, New York 11797-2033
       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS - June 14, 2001

           The undersigned hereby appoints Robert L. Saxe and Joseph M. Harary, or either of them, as Proxy or Proxies of the undersigned with full power of substitution to attend and to represent the undersigned at the Annual Meeting of Stockholders of Research Frontiers Incorporated to be held on June 14, 2001, and at any adjournments thereof, and to vote thereat the number of shares of stock of the Company the undersigned would be entitled to vote if personally present, in accordance with the instructions set forth on the reverse side hereof. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.

       Dated:____________________________________   _, 2001
      __________________________________________  ______
      __________________________________________  ______
      Please sign exactly as name appears above. For joint accounts, each joint owner must sign. Please give full title if signing in a representative capacity.

     PLEASE MARK, DATE AND SIGN THIS PROXY AND
     RETURN IT IN THE ENCLOSED ENVELOPE

                      [PROXY CARD - BACK]


1.  ELECTION OF CLASS II DIRECTOR

     NOMINEE: Bernard D. Gold.

    [  ] FOR nominee listed above.
    [   ] FOR nominee listed above
       EXCEPT:___________________________
 (Instruction: To withhold authority to vote on any individual nominee, write the name in the space at the right.)

   [ ] WITHHOLD AUTHORITY to vote for nominee listed above.

  2.  RATIFICATION OF THE SELECTION OF KPMG
       LLP AS INDEPENDENT AUDITORS OF THE
       COMPANY FOR THE FISCAL YEAR ENDING
       DECEMBER 31, 2001.

[  ]  FOR RATIFICATION     [  ]  AGAINST  RATIFICATION    [  ]  ABSTAIN

3.    ADOPTION OF AMENDMENT TO THE
       COMPANY'S 1998 STOCK OPTION PLAN.
[  ]  FOR ADOPTION    [  ]  AGAINST ADOPTION   [  ]  ABSTAIN

4. In their discretion, upon such other matters as may properly come before the meeting. If no specification is made, this proxy will be voted FOR the nominee listed above and FOR APPROVAL of Proposals 2 and 3.

       Please indicate whether or not you plan to attend the Annual Meeting on Thursday, June 14, 2001.
                                 Yes  [  ]      No  [  ]